Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BROADWIND ENERGY, INC.

The undersigned officer of Broadwind Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:    The name of the Corporation is Broadwind Energy, Inc.

SECOND:     Section 4.01 of ARTICLE IV of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“Section 4.01    Number and Class.    The total number of shares of authorized capital stock of the corporation shall consist of forty million (40,000,000), of which thirty million (30,000,000) shall be shares of common stock with a par value of $0.001 per share and ten million (10,000,000) shall be shares of undesignated stock with a par value of $0.001 per share. To the fullest extent permitted by the laws of the State of Delaware, as the same now exist or may hereafter be amended or supplemented, the Board of Directors has the express authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the corporation.”

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of common stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of common stock shall be issued to the transfer agent, as agent for the accounts of all holders of record of common stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the common stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

[Signature follows]

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate of Amendment to the Certificate of Incorporation of Broadwind Energy, Inc., this 22nd day of August, 2012.

BROADWIND ENERGY, INC.

By:	/s/ PETER C. DUPREY
Name:	Peter C. Duprey
Title:	President and Chief Executive Officer